Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263905
Registration No. 333-264998

Prospectus Supplement No. 3

(to Prospectus dated May 5, 2022)

Prospectus Supplement No. 2

(to Prospectus dated May 25, 2022)

Sky Harbour Group Corporation

72,918,942 Shares of Class A Common Stock

7,719,779 Warrants to Purchase Class A Common Stock

This prospectus supplement is a supplement to the prospectus dated May 5, 2022, which forms a part of our Registration Statement on Form S-1 (File No. 333-263905) (as supplemented to date, the “May 5 Prospectus”), and the prospectus dated May 25, 2022, which forms a part of our Registration Statement on Form S-1 (File No. 333-264998) (as supplemented to date, the “May 25 Prospectus” and, together with the May 5 Prospectus, the “Prospectuses”). This prospectus supplement is not a new registration of securities but is being filed solely to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 14, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement. The May 5 Prospectus, together with this prospectus supplement, relate to (1) the issuance by us of up to 14,519,218 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), including the shares that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, consisting of the Public Warrants and the Private Placement Warrants (each as defined in the May 5 Prospectus); and (2) the offer and sale, from time to time, by the selling securityholder identified in the May 5 Prospectus or its permitted transferees, of (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of 7,719,779 Private Placement Warrants and (ii) 7,719,779 Private Placement Warrants. The May 25 Prospectus, together with this prospectus supplement, relate to (1) the issuance by us of up to 45,000,000 shares of Class A Common Stock issuable upon redemption of Sky Common Units (as defined in the May 25 Prospectus) and (2) the offer and sale, from time to time, by the selling securityholders identified in the May 25 Prospectus or their permitted transferees, of up to 58,399,724 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon redemption of Sky Common Units).

Our Class A Common Stock and Public Warrants are traded on the New York Stock Exchange American LLC (“NYSE American”) under the symbols “SKYH” and “SKYH WS,” respectively. On June 15, 2022, the closing price of our Class A common stock was $5.77 per share, and the closing price of our Public Warrants was $0.42 per share.

Investing in our securities involves risks. See “Risk Factors” in the Prospectuses and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 16, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2022

Sky Harbour Group Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39648 (Commission File Number)	85-2732947 (IRS Employer Identification No.)

136 Tower Road, Suite 205 Westchester County Airport White Plains, NY (Address of principal executive offices)	10604 (Zip Code)

Registrant’s telephone number, including area code: (212) 554-5990

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SKYH	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	SKYH WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.          Submission of Matters to a Vote of Security Holders.

On June 14, 2022, Sky Harbour Group Corporation (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Company’s stockholders voted on two proposals presented at the Annual Meeting, which are described in detail in the Company’s Definitive Proxy Statement on Schedule 14A that was filed with the Securities and Exchange Commission on April 29, 2022.

The following are the voting results of the proposals submitted to the Company’s stockholders at the Annual Meeting:

Proposal 1 (Election of Directors) — The Company’s stockholders elected the following seven persons as directors of the Company, each to serve as such until the Company’s annual meeting of stockholders to be held in 2023, or until his or her respective successor is duly elected and qualified. The following table sets forth the voting results for each director nominee:

Director Nominee	For	Against	Withheld	Broker Non-Votes
Tal Keinan	40,197,786	42,403	418,713	339,855
Walter Jackson	40,643,432	13,501	1,969	339,855
Alethia Nancoo	40,643,497	13,532	1,873	339,855
Alex B. Rozek	40,239,302	989	418,611	339,855
Lysa Leiponis	40,643,644	13,385	1,873	339,855
Nick Wellmon	40,235,825	13,505	409,572	339,855
Robert S. Rivkin	40,645,126	13,545	231	339,855

Proposal 2 (Ratification of EisnerAmper LLP) — The Company’s stockholders approved the proposal to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022. The following table sets forth the voting results for this proposal:

For	Against	Abstentions
40,950,961	11,556	36,240

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY HARBOUR GROUP CORPORATION

Dated: June 14, 2022	By:	/s/ Tal Keinan
Tal Keinan
Chief Executive Officer